Exhibit 10.4

Second Amendment to the 2005 Stock Awards Plan

Effective November 13, 2014

The undersigned, being all of the directors of Synalloy Corporation, a Delaware corporation (the “Corporation”) do hereby consent to and adopt the following Second Amendment to the 2005 Stock Awards Plan (the “Plan”) as set forth in the resolutions adopted at the November 13, 2014 Board of Directors’ meeting.

RESOLVED, That the Board of Directors hereby amends the Plan in the following respects:

A.	Section 6.B of the Plan is deleted in its entirety and replaced as follows:

Cancellation of Unvested Stock Awards on Termination of Employment. Any portion of a stock award that has not vested prior to the termination of an employee’s employment with the Company as the result of retirement (minimum age of 62), death or disability, shall become 100% vested; otherwise, any portion of a stock award that has not vested prior to the termination of an employee's employment with the Company for any other reason, shall be automatically cancelled. In the event of death, the employee’s estate would receive the balance of the shares.

B.	Section 6.B of the Plan shall be amended to state that 100% of the total number of unvested shares would vest in the event of (i) and (ii) to read as follows:

Sale or Merger. Notwithstanding the vesting schedule set forth in Section 6.A above, 100% of the total number of unvested shares will vest in the event that there is either (i) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Company or a subsidiary or division of the Company in which the employee is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than fifty percent (50%) in value of the assets of the Company over any consecutive 12-month period of time.

C.	Reaffirmation. The Plan shall remain otherwise in full force and effect and unchanged.